                                                                    EXHIBIT 12.1

                     SARA LEE CORPORATION AND SUBSIDIARIES
                     -------------------------------------
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------
                          (In millions, except ratios)
                          ----------------------------

                                                                           Thirty-Nine Weeks Ended
                                                                    ------------------------------------
                                                                    March 30,                  March 31,
                                                                    2002 (1)                   2001 (2)
                                                                    ---------                  --------
Fixed charges:

   Interest expense                                                   $  224                    $  211

   Interest portion of rental expense                                     46                        49
                                                                      ------                    ------
   Total fixed charges before capitalized interest                       270                       260

   Capitalized interest                                                    4                        14
                                                                      ------                    ------
      Total fixed charges                                             $  274                    $  274
                                                                      ======                    ======

Earnings available for fixed charges:

   Income from continuing operations before income taxes              $  755                    $  841

   Less undistributed income in minority-owned companies                  (4)                       (4)

   Add minority interest in majority-owned subsidiaries                   24                        43

   Add amortization of capitalized interest                               18                        18

   Add fixed charges before capitalized interest                         270                       260
                                                                      ------                    ------
      Total earnings available for fixed charges                      $1,063                    $1,158
                                                                      ======                    ======
Ratio of earnings to fixed charges                                       3.9                       4.2
                                                                      ======                    ======

(1) - During the first nine months of fiscal 2002, the Corporation recorded a pretax charge of $183 million in connection with certain reshaping actions.

(2) - During the first nine months of fiscal 2001, the Corporation recorded a pretax charge of $332 million in connection with certain reshaping actions.

During the first nine months of fiscal 2001, the Corporation recorded a pretax gain of $105 million in connection with the initial public offering of its Coach division.

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